[Letterhead of Sutherland Asbill & Brennan LLP]

April 27, 2007

VIA EDGAR

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	EquiTrust Life Variable Account
(File No. 333-45813)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 14 to the Registration Statement on Form N-6 for EquiTrust Life Variable Account (File No. 333 45813). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth